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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.         )*

Dex Media, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

25212E 10 0 (CUSIP Number)

July 21, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 25 pages

CUSIP No 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TCG Holdings, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 48,017,809
7. Sole Dispositive Power
8. Shared Dispositive Power 48,017,809

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 48,017,809
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 31.9%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

Page 2 of 25 pages

CUSIP No. 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TC Group, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 48,017,809
7. Sole Dispositive Power
8. Shared Dispositive Power 48,017,809

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 48,017,809
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 31.9%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

Page 3 of 25 pages

CUSIP No. 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TC Group, III, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 46,533,028
7. Sole Dispositive Power
8. Shared Dispositive Power 46,533,028

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 46,533,028
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 31.0%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

Page 4 of 25 pages

CUSIP No. 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TC Group III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 46,533,028
7. Sole Dispositive Power
8. Shared Dispositive Power 46,533,028

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 46,533,028
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 31.0%
12.	Type of Reporting Person (See Instructions) PN

Page 5 of 25 pages

CUSIP No. 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TCG High Yield Holdings, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 1,484,781
7. Sole Dispositive Power
8. Shared Dispositive Power 1,484,781

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,484,781
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.0%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

Page 6 of 25 pages

CUSIP No. 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TCG High Yield, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 1,484,781
7. Sole Dispositive Power
8. Shared Dispositive Power 1,484,781

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,484,781
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.0%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

Page 7 of 25 pages

CUSIP No. 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Carlyle Partners III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 30,175,874
7. Sole Dispositive Power
8. Shared Dispositive Power 30,175,874

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,175,874
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 20.1%
12.	Type of Reporting Person (See Instructions) PN

Page 8 of 25 pages

CUSIP No. 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). CP III Coinvestment, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 1,060,933
7. Sole Dispositive Power
8. Shared Dispositive Power 1,060,933

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,060,933
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.7%
12.	Type of Reporting Person (See Instructions) PN

Page 9 of 25 pages

CUSIP No. 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Carlyle-Dex Partners L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 6,472,283
7. Sole Dispositive Power
8. Shared Dispositive Power 6,472,283

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,472,283
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 4.3%
12.	Type of Reporting Person (See Instructions) PN

Page 10 of 25 pages

CUSIP No. 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Carlyle-Dex Partners II L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 8,823,938
7. Sole Dispositive Power
8. Shared Dispositive Power 8,823,938

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,823,938
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.9%
12.	Type of Reporting Person (See Instructions) PN

Page 11 of 25 pages

CUSIP No. 25212E 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Carlyle High Yield Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power
6. Shared Voting Power 1,484,781
7. Sole Dispositive Power
8. Shared Dispositive Power 1,484,781

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,484,781
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.0%
12.	Type of Reporting Person (See Instructions) PN

Page 12 of 25 pages

Item 1.

(a)	Name of Issuer

Dex Media, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices

198 Inverness Drive West

Englewood, CO 80112

Item 2.

(a)	Name of Person Filing

TCG Holdings, L.L.C.

TC Group, L.L.C.

TC Group III, L.L.C.

TC Group III, L.P.

TCG High Yield Holdings, L.L.C.

TCG High Yield, L.L.C.

Carlyle Partners III, L.P.

CP III Coinvestment, L.P.

Carlyle-Dex Partners L.P.

Carlyle-Dex Partners II L.P.

Carlyle High Yield Partners, L.P.

(b)	Address of Principal Business Office or, if none, Residence

c/o The Carlyle Group

520 Madison Avenue, 41st Floor

New York, NY 10022

(c)	Citizenship

TCG Holdings, L.L.C. – Delaware

TC Group, L.L.C. – Delaware

TC Group III, L.L.C. – Delaware

TC Group III, L.P. – Delaware

TCG High Yield Holdings, L.L.C. – Delaware

TCG High Yield, L.L.C.—Delaware

Carlyle Partners III, L.P.—Delaware

CP III Coinvestment, L.P.—Delaware

Carlyle-Dex Partners L.P.—Delaware

Carlyle-Dex Partners II L.P.—Delaware

Carlyle High Yield Partners, L.P.—Delaware

(d)	Title of Class of Securities

Common Stock, $.01 par value

(e)	CUSIP Number

25212E 10 0

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Page 13 of 25 pages

Item 4. Ownership.

Reporting Person	Amount beneficially owned as of December 31, 2004:	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:

TCG Holdings, L.L.C.	48,017,809	31.9%	0	48,017,809	0	48,017,809

TC Group, L.L.C.	48,017,809	31.9%	0	48,017,809	0	48,017,809

TC Group III, L.L.C.	46,533,028	31.0%	0	46,533,028	0	46,533,028

TC Group III, L.P.	46,533,028	31.0%	0	46,533,028	0	46,533,028

TCG High Yield Holdings, L.L.C.	1,484,781	1.0%	0	1,484,781	0	1,484,781

TCG High Yield, L.L.C.	1,484,781	1.0%	0	1,484,781	0	1,484,781

Carlyle Partners III, L.P.	30,175,874	20.1%	0	30,175,874	0	30,175,874

CP III Coinvestment, L.P.	1,060,933	0.7%	0	1,060,933	0	1,060,933

Carlyle-Dex Partners L.P.	6,472,283	4.3%	0	6,472,283	0	6,472,283

Carlyle-Dex Partners II L.P.	8,823,938	5.9%	0	8,823,938	0	8,823,938

Carlyle High Yield Partners, L.P.	1,484,781	1.0%	0	1,484,781	0	1,484,781

TC Group, L.L.C. is the managing member of TC Group III, L.L.C. which is the general partner of TC Group III, L.P. and, accordingly, exercises investment discretion and control over the shares beneficially owned by each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., which we collectively refer to as the Carlyle Funds, through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TC Group, L.L.C. is also the managing member of TCG High Yield Holdings, L.L.C. which is the managing member of TCG High Yield, L.L.C. and, accordingly, exercises investment discretion and control over the shares beneficially owned by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield, L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubinstein, all of whom disclaim beneficial ownership of these shares.

The Reporting Persons may be deemed to be a group with Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, WD Investors, LLC, a Delaware limited liability company, WCAS IX Associates, L.L.C., a Delaware limited liability company and A.S.F. Co-Investment Partners, L.P., a Delaware limited partnership by virtue of a Sponsor Stockholders Agreement dated July 27, 2004 relating to the securities of the Issuer. The Reporting Persons do not affirm that such a group has been formed, and expressly disclaim beneficial ownership of any securities beneficially owned by any other person.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Page 14 of 25 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Page 15 of 25 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2005

TCG HOLDINGS, L.L.C.

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

TC GROUP III, L.L.C.

By:	TC Group, L.L.C.
its Managing Member

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

TC GROUP III, L.P.

By:	TC Group III, L.L.C.
its General Partner

By:	TC Group, L.L.C.
its Managing Member

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

Page 16 of 25 pages

TCG HIGH YIELD HOLDINGS, L.L.C.

By:	TC Group, L.L.C.
its Managing Member

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

TCG HIGH YIELD, L.L.C.

By:	TCG High Yield Holdings, L.L.C.
its Managing Member

By:	TC Group, L.L.C.
its Managing Member

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

CARLYLE PARTNERS III, L.P.

By:	TC Group III, L.P.,

its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	Managing Director

Page 17 of 25 pages

CP III COINVESTMENT, L.P.

By:	TC Group III, L.P.,
its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	Managing Director

CARLYLE-DEX PARTNERS L.P.

By:	TC Group III, L.P.,
its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	Managing Director

CARLYLE-DEX PARTNERS II L.P.

By:	TC Group III, L.P.,
its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	Managing Director

Page 18 of 25 pages

CARLYLE HIGH YIELD PARTNERS, L.P.

By:	TCG High Yield, L.L.C.,
its General Partner

By:	TCG High Yield Holdings, L.L.C.,
its Managing Member

By:	TC Group, L.L.C.,
its Sole Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	Managing Director

Page 19 of 25 pages

LIST OF EXHIBITS

Exhibit No.	Description

A	Joint Filing Agreement

Page 20 of 25 pages

EXHIBIT A: Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Dex Media, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Remainder of this page has been left intentionally blank.]

Page 21 of 25 pages

SIGNATURE

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 16th day of February, 2005.

TCG HOLDINGS, L.L.C.

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C. its Managing Member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

TC GROUP III, L.L.C.

By:	TC Group, L.L.C. its Managing Member

By:	TCG Holdings, L.L.C. its Managing Member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

TC GROUP III, L.P.

By:	TC Group III, L.L.C. its General Partner

By:	TC Group, L.L.C. its Managing Member

By:	TCG Holdings, L.L.C. its Managing Member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

Page 22 of 25 pages

TCG HIGH YIELD HOLDINGS, L.L.C.

By:	TC Group, L.L.C. its Managing Member

By:	TCG Holdings, L.L.C. its Managing Member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

TCG HIGH YIELD, L.L.C.

By:	TCG High Yield Holdings, L.L.C. its Managing Member

By:	TC Group, L.L.C. its Managing Member

By:	TCG Holdings, L.L.C. its Managing Member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

CARLYLE PARTNERS III, L.P.

By:	TC Group III, L.P., its General Partner

By:	TC Group III, L.L.C., its General Partner

By:	TC Group, L.L.C., its Managing Member

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	Managing Director

Page 23 of 25 pages

CP III COINVESTMENT, L.P.

By:	TC Group III, L.P.,
its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	Managing Director

CARLYLE-DEX PARTNERS L.P.

By:	TC Group III, L.P.,
its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	Managing Director

CARLYLE-DEX PARTNERS II L.P.

By:	TC Group III, L.P.,
its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	Managing Director

Page 24 of 25 pages

CARLYLE HIGH YIELD PARTNERS, L.P.

By:	TCG High Yield, L.L.C.,
its General Partner

By:	TCG High Yield Holdings, L.L.C.,
its Managing Member

By:	TC Group, L.L.C.,
its Sole Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	Managing Director

Page 25 of 25 pages